 Exhibit 99.1

CORRECTION - Exactus Announces Agricultural Diversification with Entry Into 200 Acre Farming Project for 2019 Grow Season – Promotion of Emiliano Aloi as President

“Exactus One World” Heralds Fully Diversified Strategy and Propels Exactus to Forefront of Rapidly Evolving CBD Industry

GLEN ALLEN, VA / GLOBE NEWSWIRE / March 11, 2019 / Exactus Inc. (OTCQB:EXDID), a healthcare company pursuing opportunities in Hemp derived, Cannabidiol (CBD) products, announced it has acquired a majority interest in a 200 acre industrial hemp farm located in Cave Junction, Oregon.

Philip J. Young, CEO of Exactus, stated: “We have developed a fully-integrated plan to own our own source of supply organized around our newly-formed majority owned subsidiary Exactus One World LLC. Exactus One World captures the essence of our spirit – to create a fully-integrated international leadership position promoting hemp based products.” Mr. Young continued, “Cave Junction, Oregon, is located in the Illinois Valley, well known for its superior hemp growing topography. With the assistance of our experienced farming partners, Exactus One World has also been assured supply of superior seed genetics and has placed a large order for seed provided by Jack Hempicine, LLC. the highly-regarded Crawford Brothers hemp seed genetic stock company.”

To complete the transition to a fully-integrated company, Exactus also announced the appointment of Emiliano Aloi to the position of President. Mr. Aloi previously served as an advisor through Exactus’ largest shareholder, Ceed2Med. Mr. Aloi is a highly-regarded farming, production, and manufacturing expert who previously was the VP of Strategic Development at GenCanna Global where he initiated a go-to-strategy, recruited the commercial leadership team, developed compliance, executed product launches, and advanced manufacturing in European markets. Mr. Aloi’s extensive industrial farming career experience also includes solid biofuel projects for Loma Negra alongside Nuseed and was instrumental in successfully achieving Uruguay’s first hemp license in March 2016.

Said Bobby Yampolsky, co-founder of Ceed2Med, “Since partnering with Exactus we have felt that our support for their platform would lead to ever closer relations. To date, we have supported their growth through access to our people, experience, resources, contacts, and opportunities. We are thrilled to see this effort come to fruition around Exactus One World following introduction to our farming partners. We participated in negotiating this unique opportunity and are excited to support Exactus in acquiring one of our opportunities to farm in Oregon. We will continue to stay involved assisting Exactus to manage these and other opportunities. We also congratulate our co-founder Emiliano Aloi with his expected appointment as President of Exactus and will continue to support Mr. Aloi as the business of Exactus continues to evolve.”

Shea Mcinvale, Manager of Exactus One World also added, “We are pleased to partner with Exactus and are confident that together we will become a leader in the industry. Our previous success in producing these crops and our farming expertise makes us highly confident that we can provide Exactus One World with the highest quality product and superior yields. Using farming techniques we have developed over many years and our unique patent pending drying technology, we have embraced scientific principles we believe are able to maximize CBD concentration and biomass quality for successful production of crude. We look forward to maximizing the tremendous opportunity we have together.”

In the three months since entering the hemp derived CBD marketplace, Exactus has succeeded in partnering with experienced producers, executed a supply and development agreement with Ceed2Med, acquired a majority stake in a highly desirable farm property, completed a first commercial sale of 750mg full spectrum advanced absorption tincture, and recapitalized with a greatly simplified capital structure.

For information about Exactus’ products and availability, please call 804-205-5036 or email, ir@exactusinc.com.

About Exactus:
Exactus, Inc., is a healthcare company pursuing opportunities in two distinct business segments, Hemp derived, Cannabidiol, which is more commonly referred to as CBD. Industrial hemp is a type of cannabis, defined by the federal government as having THC (tetrahydrocannabinol) content of 0.3 percent or less. That amount has not been shown to make a person feel "high." THC is the psychoactive compound found in cannabis. The company is also developing point of care diagnostics. For more information about Exactus: www.exactusinc.com.

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The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic and current filings with the SEC, including the factors described in the sections entitled "Risk Factors", copies of which may be obtained from the SEC's website at www.sec.gov. The Company does not undertake any obligation to update forward-looking statements contained in this press release.

For more information:

Company Contact:

Andrew Johnson
509.999.9696
ir@exactusinc.com